EXHIBIT 15.1

The Board of Directors

PowerCerv Corporation

      We are aware of the incorporation by reference in the Registration Statements (Forms S-8 No. 333-3960, No. 333-90825, and No. 333-90827) of PowerCerv Corporation for the registration of 6,490,000 shares of its common stock of our report dated October 14, 1999, relating to the unaudited condensed consolidated interim financial statements of PowerCerv Corporation that is included in its Form 10-Q for the quarter ended September 30, 1999.

      Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

Tampa, Florida

October 14, 1999